Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 14, 2014
Registration Statement Nos. 333-189385 and
333-189385-02

JOINT LEADS:	BNP, J.P. MORGAN, MORGAN STANLEY
CO-MANAGERS:	BRADESCO, COMMERZBANK
SELLING GROUPS:	DREXEL, LOOP

CL	$SIZE(MM)	WAL	MDY/S&P	P.WIN	EXP	LGL	PXG	YLD%	CPN%	$PX

A1	348.000	0.28	P-1/A-1+	01-07	08/14	01/15/15	0.23%	0.230	0.23	100.00000
A2	539.900	1.05	Aaa/AAA	07-20	09/15	11/15/16	EDSF+18	0.490	0.48	99.99006
A3	474.900	2.25	Aaa/AAA	20-36	01/17	05/15/18	iSWPS+20	0.798	0.79	99.98512
A4	136.780	3.34	Aaa/AAA	36-45	10/17	04/15/19	iSWPS+27	1.301	1.29	99.97554
B	47.350	3.89	Aa1/AA+	45-48	01/18	05/15/19	iSWPS+45	1.723	1.71	99.97428
C	31.570	3.98	Aa3/AA	48-48	01/18	09/15/19	iSWPS+60	1.913	1.90	99.97926
D	31.570	3.98	NOT OFFERED

BILL & DELIVER	:	J.P. MORGAN	BBG TICKER	:	FORDO 14-A
REGISTRATION	:	A1: 144A A2-C: PUBLIC	EXPECTED RATINGS	:	MOODY’S/S&P
EXPECTED SETTLE	:	01/22/14	FIRST PAY DATE	:	02/18/14
ERISA ELIGIBLE	:	YES	EXPECTED PRICING	:	PRICED
DENOMS	:	A1:$100k/$1k. A2-C:$1K/$1K	PXG SPEED	:	1.4% ABS TO CALL
CUSIPS	:	A1: 34530HAA8 A4: 34530HAD2
A2: 34530HAB6 B: 34530HAE0
A3: 34530HAC4 C: 34530HAF7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.